<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
      March 2004
      Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 28, 2004.
                                                         Issued: April 30, 2004
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is not necessarily indicative of future results.

                                                                                             INCEPTION-  COMPOUND
                                                                                              TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003    2004     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %       %         %          %
------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3    14.3     27.3        17.5
                                                                     (3 mos.)       (3 mos.)
------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1)   1.6      110.5       7.7
                 (10 mos.)                                                          (3 mos.)
------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1    8.6      137.7       18.6
                                               (10 mos.)                            (3 mos.)
------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6)   3.1      14.5        2.7
                                               (10 mos.)                            (3 mos.)
------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444
Morgan Stanley Charter Series
Monthly Report
March 2004
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of March 31, 2004 was as follows:

                                                                 % CHANGE FOR
  FUND                                                    N.A.V.    MONTH
  ---------------------------------------------------------------------------
  Charter Campbell                                        $12.73     0.61%
  ---------------------------------------------------------------------------
  Charter MSFCM                                           $21.05    -5.03%
  ---------------------------------------------------------------------------
  Charter Graham                                          $23.77    -0.67%
  ---------------------------------------------------------------------------
  Charter Millburn                                        $11.45    -1.79%
  ---------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective March 22, 2004:
  Mr. Jeffrey S. Swartz resigned the position of Director of the General
Partner.
  Ms. Louise M. Wasso-Jonikas was named a Director of the General Partner, subject to her registration and approval as a principal by the NFA. Ms. Wasso-Jonikas is a Managing Director of Morgan Stanley and the Director of Alternative Investments for the Individual Investor Group of Morgan Stanley.
Ms. Wasso-Jonikas was the Co-Founder, President and Chief Operating Officer of Graystone Partners, an objective consulting firm, from 1993 to 1999, when Graystone was
DEMETER MANAGEMENT CORPORATION
(continued)
acquired by Morgan Stanley. Prior to founding Graystone, Ms. Wasso-Jonikas was a Senior Vice President at Bessemer Trust and opened their Chicago office. She also was a Vice President at the Northern Trust in their Wealth Management Services Group where she worked exclusively with their largest private clients and family offices throughout the U.S. and abroad, serving their broad investment and custody needs. Ms. Wasso-Jonikas also worked as an equity block trader with Goldman Sachs and with Morgan Stanley advising and managing money for private clients. Ms. Wasso-Jonikas' focus is on developing a robust external manager platform utilizing alternative managers for Morgan Stanley's Individual Investor Group clients as well as overseeing some of Morgan
Stanley's largest client relationships. Ms. Wasso-Jonikas holds a B.A. in Economics from Mount Holyoke College and an MBA in Finance from the University of Chicago Graduate School of Business.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.
Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
CHARTER CAMPBELL
                                    [CHART]
                   Month ended            YTD ended
                 March 31, 2004         March 31, 2004
                ------------------    ------------------
Currencies          -0.53%                   6.53%
Interest Rates       3.53%                  12.07%
Stock Indices       -1.52%                  -0.27%
Energies            -0.04%                   1.46%
Metals              -0.04%                  -0.15%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate markets, long U.S. interest rate futures positions achieved gains as prices trended higher due to uncertainty in the global equity markets, disappointing U.S. economic data and safe haven buying following the terrorist attack in Madrid. Additional gains were recorded from long European interest rate futures positions as prices moved higher for the aforementioned reasons and on speculation that the European Central Bank would cut interest rates in order to spur economic growth.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the global stock index markets, losses were incurred from long European stock index futures positions as equity prices dropped during the month. Terror attacks in Madrid, worse-than-expected German industrial production and weak business confidence data helped push European equities lower.
..  In the currency markets, losses were incurred from long positions in the
   British pound, Australian dollar, and New Zealand dollar against the
   U.S. dollar as the U.S. dollar reversed higher during the month. Against the British pound and Australian dollar, the U.S. dollar benefited from the belief that the British and Australian Central Banks would not increase interest rates in the short term, as had been expected. Against the New Zealand dollar, the U.S. dollar benefited from the expectation that the Reserve Bank of New Zealand would intervene in the currency markets in order to weaken the New Zealand dollar.
CHARTER MSFCM
                                    [CHART]
                       Month ended             YTD ended
                     March 31, 2004         March 31, 2004
                    -----------------      -----------------
Currencies               -5.11%                 -5.79%
Interest Rates            1.73%                  6.40%
Stock Indices            -0.27%                  0.33%
Energies                 -0.43%                  1.03%
Metals                   -0.37%                  1.87%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency markets, short Japanese yen positions against the U.S.
   dollar resulted in losses as the yen reversed higher due to speculation that the Bank of Japan was relaxing its efforts to weaken the yen. Additional losses were incurred from short positions in the Singapore dollar versus the U.S. dollar as the value of the Singapore dollar increased in tandem with the yen. Further losses were recorded from positions in the euro against the Japanese yen as the euro experienced significant short-term price volatility throughout the month.
..  Within the energy sector, losses were incurred from long positions in crude oil futures as prices reversed lower late in month after reports showed larger-than-expected growth in U.S. oil reserves. Further price pressure was supplied by comments from OPEC representatives suggesting a possible delay in production cuts.
..  In the metals markets, short gold futures positions incurred losses as prices reversed higher due to weakness in the U.S. dollar, lower equity prices and safe haven buying.
..  In the global equity index sector, long U.S. equity index futures positions proved unprofitable as equity prices dropped during the month. Weakness in the technology sector and growing geopolitical uncertainty stemming from the terrorist attacks in Spain helped push equities lower.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate markets, long European interest rate futures positions achieved gains as prices moved higher on speculation that the European Central Bank would cut interest rates in order to spur economic growth. Additional gains were recorded from long U.S. interest rate futures positions as prices trended higher due to uncertainty in the global equity markets, disappointing U.S. economic data and safe haven buying following the terrorist attack in Madrid.
CHARTER GRAHAM
                                    [CHART]
                    Month ended           YTD ended
                  March 31, 2004        March 31, 2004
                 ------------------    ------------------
Currencies            -3.15%                -2.42%
Interest Rates         3.63%                 8.09%
Stock Indices         -1.01%                 1.63%
Energies               0.29%                 2.04%
Metals                -0.04%                 1.76%
Agriculturals          0.22%                 1.06%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency markets, losses were experienced from positions in the euro against the Japanese yen, Canadian dollar and U.S. dollar as the value of the euro experienced short-term price volatility throughout the month. Elsewhere in the currency markets, losses were incurred from long positions in the New Zealand dollar and Australian dollar against the U.S. dollar as the U.S. dollar reversed higher during the month. Against the New Zealand dollar, the U.S. dollar benefited from the expectation that the Reserve Bank of New Zealand would intervene in the currency markets in order to weaken the New Zealand dollar. Against the Australian dollar, the U.S. dollar benefited from the belief that the Australian Central Bank would not increase interest rates in the short term, as had been expected.
..  In the global stock index markets, losses were incurred from long European and U.S. stock index futures positions as equity prices dropped during the month. Terror attacks in Madrid, worse-than-expected German industrial production and weak business confidence data helped push global equity prices lower.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate markets, long U.S. interest rate futures positions achieved gains as prices trended higher due to uncertainty in the global equity markets, disappointing U.S. economic data and safe haven buying following the terrorist attack in Madrid. Additional gains were recorded from long European interest rate futures positions as prices moved higher for the aforementioned reasons and on speculation that the European Central Bank would cut interest rates in order to spur economic growth.
CHARTER MILLBURN
                                    [CHART]
                     Month ended            YTD ended
                   March 31, 2004        March 31, 2004
                  -----------------     -----------------
Currencies              -6.44%               -7.06%
Interest Rates           2.40%                7.61%
Stock Indices            0.75%                1.22%
Energies                -0.14%                0.89%
Metals                   0.56%                0.79%
Agriculturals            0.47%                0.54%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency markets, short Japanese yen positions against the U.S.
   dollar resulted in losses as the yen reversed higher due to speculation that the Bank of Japan was relaxing its efforts to weaken the yen. Additional losses were experienced from positions in the euro relative to the U.S. dollar and the Japanese yen as the value of the euro experienced short-term price volatility throughout the month. Elsewhere in the currency markets, losses were incurred from long positions in the Korean won against the U.S. dollar as political turmoil in South Korea caused the won to decline.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate markets, long U.S. interest rate futures positions achieved gains as prices trended higher due to uncertainty in the global equity markets, disappointing U.S. economic data and safe haven buying following the terrorist attack in Madrid. Additional gains were recorded from long European interest rate futures positions as prices moved higher for the aforementioned reasons and on speculation that the European Central Bank would cut interest rates in order to spur economic growth.
..  Within the global stock index markets, gains were recorded from long positions in Japanese stock index futures as prices rallied higher in response to signs of an improving Japanese economy.
..  In the metals markets, long gold futures positions experienced gains as prices moved higher due to weakness in the U.S. dollar, lower equity prices and safe haven buying.
..  In the agricultural markets, short cotton futures positions generated gains as prices continued to trend lower due to rising supply and technically-based selling. Additional gains were recorded from long corn positions as prices strengthened on news of increased export demand.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED MARCH 31, 2004 (UNAUDITED)

                                    Morgan Stanley               Morgan Stanley              Morgan Stanley
                                Charter Campbell L.P.          Charter MSFCM L.P.          Charter Graham L.P.
                             ---------------------------  ---------------------------  --------------------------
                                           Percentage of                Percentage of               Percentage of
                                           March 1, 2004                March 1, 2004               March 1, 2004
                                             Beginning                    Beginning                   Beginning
                                Amount    Net Asset Value    Amount    Net Asset Value   Amount    Net Asset Value
                             -----------  --------------- -----------  --------------- ----------  ---------------
                                  $              %             $              %            $              %
REVENUES
Trading profit (loss):
Realized                      19,506,781       12.72        9,047,022        4.36       9,554,778        2.83
Net change in unrealized     (17,354,154)     (11.32)     (18,232,016)      (8.78)     (9,757,158)      (2.89)
                             -----------      ------      -----------       -----      ----------       -----
   Total Trading Results       2,152,627        1.40       (9,184,994)      (4.42)       (202,380)       (.06)
Interest income (Note 2)         117,997         .08          165,604         .08         267,796         .08
                             -----------      ------      -----------       -----      ----------       -----
   Total Revenues              2,270,624        1.48       (9,019,390)      (4.34)         65,416         .02
                             -----------      ------      -----------       -----      ----------       -----
EXPENSES
Brokerage fees (Note 2)          798,430         .52        1,081,421         .52       1,757,280         .52
Management fees (Note 2 & 3)     338,535         .22          346,056         .17         562,330         .17
Incentive fees (Note 2 & 3)      203,132         .13               --          --              --          --
                             -----------      ------      -----------       -----      ----------       -----
   Total Expenses              1,340,097         .87        1,427,477         .69       2,319,610         .69
                             -----------      ------      -----------       -----      ----------       -----
NET INCOME (LOSS)                930,527         .61      (10,446,867)      (5.03)     (2,254,194)       (.67)
                             ===========      ======      ===========       =====      ==========       =====

                                   Morgan Stanley
                                Charter Millburn L.P.
                             --------------------------
                                          Percentage of
                                          March 1, 2004
                                            Beginning
                               Amount    Net Asset Value
                             ----------  ---------------
                                 $              %
REVENUES
Trading profit (loss):
Realized                      2,574,767        3.53
Net change in unrealized     (3,437,854)      (4.71)
                             ----------       -----
   Total Trading Results       (863,087)      (1.18)
Interest income (Note 2)         56,732         .08
                             ----------       -----
   Total Revenues              (806,355)      (1.10)
                             ----------       -----
EXPENSES
Brokerage fees (Note 2)         380,329         .52
Management fees (Note 2 & 3)    121,704         .17
Incentive fees (Note 2 & 3)          --          --
                             ----------       -----
   Total Expenses               502,033         .69
                             ----------       -----
NET INCOME (LOSS)            (1,308,388)      (1.79)
                             ==========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED MARCH 31, 2004 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                  ------------------------------------- -----------------------------------  ----------------------------
                       UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                       $          $                         $          $                          $
Net Asset Value,
 March 1, 2004    12,118,155.392  153,298,531   12.65   9,367,840.215  207,632,782   22.16   14,099,001.899  337,397,687
Net Income (Loss)       --            930,527     .08         --       (10,446,867)  (1.11)        --         (2,254,194)
Redemptions          (29,990.260)    (381,776)  12.73     (84,806.687)  (1,785,181)  21.05      (55,569.756)  (1,320,893)
Subscriptions      1,696,591.061   21,597,604   12.73     687,534.880   14,472,609   21.05    1,197,278.014   28,459,298
                  --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 March 31, 2004   13,784,756.193  175,444,886   12.73   9,970,568.408  209,873,343   21.05   15,240,710.157  362,281,898
                  ==============  ===========           =============  ===========           ==============  ===========

                                     MORGAN STANLEY
                                  CHARTER MILLBURN L.P.
                  -------- ----------------------------------
                  PER UNIT     UNITS        AMOUNT    PER UNIT
                  -------- -------------  ----------  --------
                     $                        $          $
Net Asset Value,
 March 1, 2004     23.93   6,264,234.891  73,023,119   11.66
Net Income (Loss)   (.16)        --       (1,308,388)   (.21)
Redemptions        23.77    (260,844.775) (2,986,673)  11.45
Subscriptions      23.77     261,914.919   2,998,926   11.45
                           -------------  ----------
Net Asset Value,
 March 31, 2004    23.77   6,265,305.035  71,726,984   11.45
                           =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL and MSFCM are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other futures interests.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and offering expenses.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
OPERATING EXPENSES. Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
REDEMPTIONS. Limited partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a limited partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
Date. Units redeemed after the last day of the twelfth month and on/or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a management agreement with MSFCM to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to MSFCM.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
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                               FIRST CLASS MAIL
                                 U.S. POSTAGE
                                     PAID
                                  PERMIT #374
                                 LANCASTER, PA
                    Demeter Management Corporation
                    825 Third Avenue, 9/th/ Floor
                    New York, NY 10022
[LOGO] Morgan Stanley
ADDRESS SERVICE REQUESTED
[LOGO] printed on recycled paper
CHT 38280-09